EXHIBIT 4.2

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

         We have issued our report dated April 11, 2007 on the statements of condition and related securities portfolios of Van Kampen Unit Trusts, Series 660 (Birinyi Equity Select Trust, Series 15, Large Cap Value Strategy Portfolio 2007-2, Focus Value Portfolio, Series 23, Enhanced Index Strategies Portfolio 2007-2, Large Cap Growth Strategy Portfolio 2007-2 and Multi-Strategy Series:
Core Equity Allocation Portfolio 2007-2) as of April 11, 2007 contained in the Registration Statement on Form S-6 and Prospectus. We consent to the use of our report in the Registration Statement and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm."

                                                              Grant Thornton LLP

New York, New York
April 11, 2007